      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998 REGISTRATION STATEMENT NO. 333-_____
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                           ------------------------------

                                      FORM S-3

                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                           ------------------------------

                                 DAOU SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)

                                      Delaware
           (State or other jurisdiction of incorporation or organization)

                                     330284454
                        (I.R.S. Employer Identification No.)

                                5120 Shoreham Place
                            San Diego, California  92122
                                   (619) 452-2221
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ------------------------------

                                   Daniel J. Daou
                                5120 Shoreham Place
                            San Diego, California  92122
                                   (619) 452-2221
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ------------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:   / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           ------------------------------

                          CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF                                  PROPOSED MAXIMUM           PROPOSED MAXIMUM
      SECURITIES TO BE             AMOUNT TO               OFFERING PRICE           AGGREGATE OFFERING             AMOUNT OF
        REGISTERED              BE REGISTERED(1)            PER SHARE(2)                 PRICE(2)               REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value          2,116,732                   $3.875                  $8,202,337                   $2,285
   $0.001 per share
--------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. Pursuant to Rule 457(c), the maximum offering price per share is $3.875, the average of the high and low prices of a share of the Registrant's Common Stock as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on November 30, 1998, and the maximum aggregate offering price of $8,202,337 is the product of $3.875 and the number of shares of the Registrant's Common Stock being registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

              SUBJECT TO COMPLETION, DATED DECEMBER 1, 1998

PROSPECTUS

                                  [LOGO]

                            DAOU SYSTEMS, INC.
                     2,116,732 SHARES OF COMMON STOCK

                      ------------------------------

     This Prospectus relates to the offering (this "Offering"), which is not being underwritten, of 2,116,732 shares (the "Shares") of Common Stock, par value $0.001 per share ("Common Stock") of DAOU Systems, Inc. ("DAOU" or the "Company"). All of the Shares may be offered by the selling stockholders identified in this Prospectus ("Selling Stockholders") or by their pledgees, donees, transferees or other successors in interest that receive such shares from a named Selling Stockholder after the date of this Prospectus. All of the Shares were issued by DAOU in connection with certain acquisitions described in the section entitled "Selling Stockholders" beginning on page 9. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by DAOU pursuant to the terms of the respective mergers. DAOU will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     DAOU's Common Stock is listed on the Nasdaq National Market under the symbol "DAOU". On November 30, 1998, the closing sale price of the Common Stock, as reported on the Nasdaq National Market, was $3.75 per share.

      INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                 SEE "RISK FACTORS," BEGINNING ON PAGE 4.

     THE SHARES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Selling Stockholders may sell the Shares described in this Prospectus in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell the Shares directly to purchasers or through broker-dealers. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. More information is provided in the section titled "Plan of Distribution" beginning on page 13.

             The date of this prospectus is December 1, 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to U.S. private issuers with securities registered thereunder, and, in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements, information statements and other information concerning the Company also may be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. Materials that the Company files electronically with the Commission are available at the Commission's website (http://www.sec.gov), which contains reports, proxy statements, information statements and other information regarding issuers that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; and, with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-22073) are incorporated by reference in this
Prospectus:

     - Annual Report on Form 10-KSB for the year ended December 31, 1997, filed on March 10, 1998, as amended on Form 10-KSB/A filed on March 31, 1998;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (filed on May 15, 1998), June 30, 1998 (filed on August 13, 1998) and September 30, 1998 (filed on November 16, 1998);

     -    Definitive Proxy Statement on Schedule 14A filed April 21, 1998;

     - Current Reports on Form 8-K filed on April 2, 1998, April 14, 1998, May 8, 1998, June 19, 1998, July 6, 1998, July 10, 1998, August 5,
          1998, August 7, 1998, August 31, 1998 and November 24, 1998;

     -    Current Reports on Form 8-K/A filed May 19, 1998 and September 8,
          1998; and

     - The description of the Common Stock contained in DAOU's Registration Statement on Form 8-A filed on January 29, 1997, including any amendment filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address and contact information:

                         DAOU Systems, Inc.
                         5120 Shoreham Place
                         San Diego, California 92122
                         Attention: Secretary
                         T: (619) 452-2221
                         e-mail: info@daou.com

                              REFERENCE DATA

     Industry, market and market share information contained in this Prospectus is based on information appearing in publicly available reports. The Company has not independently verified such information.

                             FORWARD LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below in the section entitled "Risk Factors."

                                  SUMMARY

     The following description is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the consolidated financial statements and notes thereto incorporated by reference in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that Technology Management, Inc., an Indiana corporation ("TMI"), International Health Care Systems, Inc., a Florida corporation ("IHCS"), Resources in Healthcare Innovations, Inc., an Indiana corporation ("RHI"), Healthcare Transition Resources, Inc., an Indiana corporation ("HTR"), Ultitech Resources Group, Inc., an Indiana corporation ("URG"), Innovative Systems Solutions, Inc., an Indiana corporation ("ISS"), and Grand Isle Consulting, Inc., an Indiana corporation ("GIC"), were each wholly-owned subsidiaries of the Company for the periods discussed herein, because the Company's acquisition of each such company was accounted for as a pooling-of-interests. Unless the context otherwise requires, as used in this Prospectus, the "Company" and "DAOU" refer to the Company, its predecessor entity and its wholly-owned subsidiaries, DAOU-Integrex, Inc., a Delaware corporation, DAOU On-Line, Inc., a Delaware corporation, DAOU-Synexus, Inc., a Delaware corporation, DAOU-Sentient, Inc., a Delaware corporation, DAOU-TMI, Inc., a Delaware corporation ("DAOU-TMI") and DAOU-RHI, Inc., a Delaware corporation ("DAOU-RHI"). In this Prospectus, references to "dollar" and "$" are to United States Dollars, and the terms "United States" and "U.S." mean the United States of America, its territories, its possessions and other areas subject to its jurisdiction.

                                   RISK FACTORS

     AN INVESTMENT IN DAOU'S COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. FORWARD-LOOKING STATEMENTS USUALLY CONTAIN THE WORDS "ESTIMATE," "ANTICIPATE," "BELIEVE", "EXPECT" OR SIMILAR EXPRESSIONS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON VARIOUS EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS AND ARE SUBJECT TO NUMEROUS KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN ARE BASED ON CURRENT EXPECTATIONS AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES AS THOSE SET FORTH BELOW AND IN THE COMPANY'S OTHER SEC FILINGS. THESE RISKS AND UNCERTAINTIES COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS.

      MANAGEMENT OF GROWTH. The Company recently has experienced a period of rapid growth that has placed significant and increasing demands on the Company's management and operational, technical, financial and other resources. For the nine months ended September 30, 1998, the Company's revenues increased 71% to $79.4 million from $46.5 million for the nine months ended September 30, 1997. For the year ended December 31, 1997, the Company's revenues increased 36% to $69.1 million from $50.9 million for the year ended December 31, 1996. For the year ended December 31, 1996, the Company's revenues increased 40% to $50.9 million from $36.4 million for the
year ended December 31, 1995.   In addition, since January 1, 1995, the
Company's workforce increased from 198 to more than 800 full-time employees as of September 30, 1998. This growth has resulted in new and increased responsibilities for management personnel and has placed significant demands on the Company's management and operating and financial systems. The Company will be required to continue to develop and improve its operational, financial and other internal systems to accommodate the increased number of transactions and customers and the increased size of the Company's operations, workforce and facilities. These responsibilities and demands are compounded by the fact that a substantial portion of the Company's current revenue derives from businesses that have been acquired by the Company since mid-1997. In addition, there can be no assurance that the Company's management or systems will be adequate to support the Company's existing or future operations. Any failure to develop and improve the Company's systems or to hire and retain appropriate personnel to manage its operations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any future unexpected shortfall in revenues without a corresponding and timely reduction in staffing and other expenses (or redeployment of employees to other customer projects), or any staffing increase that is unaccompanied by a corresponding increase in revenues, could have a material adverse effect on the Company's business, financial condition and results of operations.

     NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND QUALIFIED TECHNICAL PERSONNEL. The Company's success and execution of its business strategy will depend in large part on the continued services of its key management and technical personnel. The loss of the services of one or more of the Company's key employees or the inability to hire additional key personnel as needed could have a material adverse effect on the Company's business, financial condition and results of operations. The future success of the Company's labor-intensive business will depend in large part on its ability to hire, train and retain qualified technical personnel who together have expertise in a wide array of network and computer systems and a broad understanding of the hospitals, integrated healthcare delivery networks and other healthcare provider organizations that the Company serves. Competition for qualified technical personnel is intense and is expected to increase. In particular, competition is intense for the limited number of qualified management personnel and senior network engineers. There can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company is currently experiencing low rates of turnover, there can be no assurance that these rates of turnover will not increase in the future. Any inability of the Company to hire, train and retain a sufficient number of qualified technical personnel could impair the Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.

     RISKS ASSOCIATED WITH ACQUISITIONS. During 1997, the Company acquired through mergers Integrex Systems Corporation, a Delaware corporation, and On-Line Networking, Inc., a New Jersey corporation. During 1998, the Company has acquired through mergers Synexus Incorporated, a Pennsylvania corporation, Sentient Systems, Inc. a Maryland corporation, TMI, IHCS, RHI,
HTR, URG, ISS and GIC. As part of its business strategy, the Company may pursue additional acquisitions of complementary businesses as it seeks to compete in the rapidly changing industry of healthcare information technology. Acquisitions involve numerous risks, including (i) difficulties in the assimilation of the operations and personnel of the acquired business, (ii) difficulties in the integration of management information and accounting systems of the acquired business, (iii) the diversion of management's attention from other business concerns, (iv) risks of entering markets in which the Company has no direct prior experience, and (v) the potential loss of key employees of the acquired business. The Company's management will be required to devote substantial time and attention to the integration of the recently acquired businesses, any newly acquired businesses, as well as to any material operational or financial problems arising from such acquisitions. There can be no assurance that operational or financial problems will not occur as a result of any acquisition. Failure to effectively integrate acquired businesses could have a material adverse effect on the Company's business, financial condition and results of operations.

     Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and amortization expenses related to goodwill and other intangible assets which could adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will consummate any acquisition in the future or, if consummated, that any such acquisition will ultimately be beneficial to the Company.

     CONTRACT CANCELLATION RIGHTS; ABSENCE OF LONG-TERM CONTRACTS. The Company believes that the number and size of its existing projects are not reliable indicators or measures of future revenues. Although the Company enters into agreements with certain of its customers which contemplate multi-year contract terms, certain of the Company's customers are able to reduce or cancel their use of the Company's services before the end of the contract term. For example, Candler Health System, Savannah, Georgia ("Candler"), previously a large I/S outsourcing customer of the Company, terminated its contract with the Company effective November 30, 1997, which termination was influenced by Candler's consolidation with another healthcare enterprise. In addition, the Company has in the past provided, and is likely in the future to provide, services to customers without long-term contracts. When a customer defers, modifies or cancels a project, the Company must be able to rapidly redeploy technical and other personnel to other projects in order to minimize the under-utilization of employees and the resulting adverse impact on operating results. Furthermore, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of DAOU's business relationships with any of its significant customers or with a number of smaller customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     VARIABILITY OF QUARTERLY OPERATING RESULTS. A substantial majority of the Company's operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. However, variations in the Company's revenues and operating results may occur from time to time, as a result of various factors, including: (i) the reduction in size, delay in commencement, interruption or termination of one or more significant projects or contracts; (ii) the commencement or completion during a quarter of one or more significant projects; (iii) the failure to estimate accurately the resources required to complete new or ongoing projects, including increased labor costs due to delays in project delivery schedules; (iv) the failure to secure new contracts at the budgeted rate; (v) the relatively longer sales cycle in obtaining new customers and larger contracts; (vi) the timing and extent of employee training or the loss of key employees; (vii) competition; (viii) the development and introduction of new services; (ix) variations in the product or professional service content of the Company's projects; (x) the effect of acquisitions, including additional administrative staffing and other increased infrastructure requirements to integrate the acquired companies; (xi) the effect of negative publicity or litigation; and (xii) general economic conditions which may affect the buying decisions of the Company's current and prospective customers. In addition, the Company plans to continue to expand its operations by hiring additional technical personnel and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses, including personnel costs and related recruiting expenses, may be incurred prior to any increase in revenues. Consequently, the Company's business, financial condition and results of operations would be materially and adversely affected if revenues do not increase to support such expenses. A variation in the timing of the commencement or completion of customer projects or contracts, particularly at or near the end of any quarter, may cause significant variations in operating results from quarter to quarter. In addition, an unanticipated delay or termination of a major project or contract (or series of smaller projects or contracts) could require the Company to maintain or terminate under-utilized employees, which could, in either case, result in higher than expected expenses during a quarter. The Company believes that quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied on as indications of future performance. Furthermore, these variations in revenues and operating results could cause significant variations in the price of the Company's Common Stock.

     CUSTOMER CONCENTRATION. The Company has derived, and believes that it will continue to derive, a significant portion of its revenues from a relatively limited number of large customer contracts. For the nine months ended September 30, 1998, the Company's five largest customers accounted for approximately 18% of total revenues. For the year ended December 31, 1997, the Company's five largest customers accounted for approximately 22% of total revenues. For the year ended December 31, 1996, the Company's five largest customers accounted for approximately 27% of total revenues. The volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not provide the same level of revenues in any subsequent year. The loss of any large customer could have a material adverse effect on the Company's business, financial condition and results of operations.

     PROJECT RISKS. The Company's computer network systems are designed to provide access to and accurate delivery of a wide range of information within a provider organization, including information used by clinicians in the diagnosis and treatment of patients. Many of the Company's projects are critical to the operation of its customers' businesses and, therefore, the Company may expose itself to potentially adverse risks in the event that the Company's services do not meet the desired expectations of its customers. For example, the failure to perform services that meet a customer's expectations may result in the Company not being paid for services rendered and may damage the Company's reputation and adversely affect its ability to attract new business. In addition, any failure by the Company's computer network systems to provide accurate, reliable and timely information could result in claims against the Company. For example, where the unavailability of such information to a provider of healthcare services is alleged to have resulted in any physical or emotional injury to a patient, such provider may become subject to a medical malpractice, product liability or other claim. The Company could then become subject to a claim relating to its installation or management of a computer network system. The Company is also subject to claims by its customers for actions of the Company's employees which may have caused damages to customers' businesses or otherwise. Although the Company maintains errors or omissions insurance, there can be no assurance that such insurance coverage would adequately cover any claims asserted against the Company and any such claims could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will not be subject to claims that will result in liability in excess of its insurance coverage or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

     LONG SALES AND PROJECT DELIVERY CYCLES. The Company's sales process is often subject to delays associated with the lengthy approval process that typically accompanies significant capital expenditures by a customer. During this process, the Company expends substantial time, effort and resources marketing its services, preparing contract proposals and negotiating contracts. Any failure by the Company to procure a signed contract after expending significant time, effort and resources could have a material adverse effect on the Company's business, financial condition and results of operations. The delivery of computer network services generally requires a significant commitment of resources by the Company and by the customer. The length of time required to complete a project may depend on many factors outside the control of the Company, including the state of the customer's existing information systems, budgetary constraints and the customer's ability to commit the personnel and other resources necessary to complete elements of the project for which the customer is responsible. In certain instances, projects have been prolonged substantially as a result of delays attributable to customers. Consequently, the failure of the Company to deliver its services on a timely and cost-efficient basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION. The healthcare network services industry is comprised of a large number of participants and is subject to rapid change and intense competition. The Company's competitors include (i) system integrators, (ii) value added resellers, (iii) consulting companies, (iv) local and regional network services firms, (v) telecommunications providers and network equipment vendors, and (vi) computer systems and healthcare software vendors.
 Many of the Company's competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. The Company's competitors include healthcare information technology companies such as HBO & Company and Shared Medical Systems Corporation; hardware firms such as Cisco Systems, Inc., Fore Systems Inc., 3COM Corporation and International Business Machines Corporation; and networking/telecommunications firms such as GTE Corporation,

AT&T Corporation and Sprint Corporation. In addition to these major companies, the Company also competes with smaller regional computer networking firms which have a niche in selected geographical areas of the country. The Company also has faced, and expects to continue to face, additional competition from new entrants into its markets. Other healthcare information technology companies not presently offering or emphasizing network systems services and large network services companies not currently focusing on healthcare may enter the Company's markets. Increased competition could result in price reductions, fewer customer projects, under-utilization of employees, reduced operating margins and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current and future competitors. The failure of the Company to compete successfully would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, most of the Company's customers have internal network support and service capabilities and could choose to satisfy their needs through internal resources rather than through outside service providers. As a result, the decision by the Company's customers or potential customers to perform network services internally could have a material adverse effect on the Company's business, financial condition and results of operations.

     FIXED-PRICE, FIXED-TIME FRAME CONTRACTS. The Company provides the majority of its computer network systems services on a fixed-price, fixed-time frame basis, rather than on a time-and-expense basis. Consequently, the Company bears the risk of cost over-runs in connection with these projects. The Company's failure to estimate accurately the resources and time required for a project or its failure to complete its contractual obligations within the committed fixed-time frame could have a material adverse effect on the Company's business, financial condition and results of operations.

     CONSOLIDATION AND UNCERTAINTY IN THE HEALTHCARE INDUSTRY. Substantially all of the Company's revenues are derived from customers involved in the healthcare industry. As a result, the Company's business, financial condition and results of operations are influenced by conditions affecting this industry. Many provider organizations are consolidating to create larger organizations with greater regional market power and are forming affiliations for purchasing products and services. This consolidation could reduce the Company's target market and result in the termination of certain engagements of the Company. In particular, this consolidation has resulted, and is likely to continue to result, in the acquisition of certain of the Company's customers, and such customers may scale back or terminate their relationship with the Company following their acquisition. Moreover, these consolidating and affiliating enterprises also could have greater bargaining power which could lead to reductions in the amounts paid to the Company for its services. The reduction in the size of the Company's target market or the failure of the Company to maintain adequate price levels could have a material adverse effect on the Company's business, financial condition and results of operations. The healthcare industry is also subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of participants in the healthcare industry. The Company cannot predict with any certainty what impact, if any, these developments could have on its business, financial condition and results of operations.

     RAPID TECHNOLOGICAL CHANGE. The Company has derived, and expects to continue to derive, substantially all of its revenues from projects based on complex computer networks. The markets for computer network products and services are continuing to develop and are subject to rapid change. The Company's success will depend in part on its ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing customer preferences and to hire, train and retain technical personnel who can fulfill the increasingly complex needs of its customers. There can be no assurance that the Company will be successful in addressing these developments in a timely manner. Any delay or failure by the Company to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that products, systems or technologies developed by third parties will not render certain of the Company's services noncompetitive or obsolete.

     DEPENDENCE ON THIRD-PARTY HARDWARE AND SOFTWARE VENDORS. The network systems solutions delivered by the Company utilize the products of third-party hardware and software vendors. A significant portion of the Company's implementation service revenues are derived from the purchase and resale of these products. Although the Company has distribution agreements with certain product vendors, there can be no assurance that these agreements will be renewed. Any significant adverse change in any of these relationships could have a material adverse effect on the Company's business, financial condition and results of operations.

     FUTURE ADDITIONAL CAPITAL REQUIREMENTS. Since its inception, the Company has financed its operations through cash provided by operations, the sale of equity and through debt. In the event that the Company is unable to generate sufficient revenues to fund its operations in the future, the Company may be required to raise additional funds to meet its capital and operating requirements through public or private financing, including equity financing. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the Company. Adequate funds for the Company's operations may not be available when needed and, if available, may not be on terms attractive to the Company. The failure to obtain funding on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     POTENTIAL "YEAR 2000" PROBLEMS. Many computer programs and microprocessors use two digits rather than four to define the applicable year. It is possible that the Company's currently installed computer systems, software products or other business systems, or those of its suppliers or customers, will not always accept input of, store, manipulate or output dates in the years 1999, 2000 or thereafter without error or interruption. However, DAOU currently is conducting a review of its business systems, including its computer systems, to attempt to identify ways in which its systems could be affected by problems in correctly processing date information. The Company currently expects to complete this review during the first quarter of 1999. Based on this review to date, the Company does not expect the Year 2000 issue to have a material adverse effect on its business, financial condition and results of operations. In addition, the Company is requesting assurances from all software and hardware vendors from which it has purchased or from which it may purchase software and software that the software and hardware sold to the Company will correctly process all date information at all times and the Company is querying its customers and suppliers as to their progress in identifying and addressing problems that their computer systems and software will face in correctly processing date information as the Year 2000 approaches and is reached. However, there can be no assurance that DAOU has identified or will identify all date-handling problems in its business systems or those of its customers and suppliers in advance of their occurrence or that DAOU will be able to successfully remedy problems that are discovered.

     CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT. As of November 27, 1998, the Company's executive officers, directors and their respective family members and affiliates beneficially own approximately 28% of the outstanding shares of Common Stock. As a result, these stockholders are able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

     POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock has been, and is likely to continue to be, volatile. Factors such as announcements of new customer contracts or services by the Company or its competitors, changes in pricing policies by the Company or its competitors, quarterly fluctuations in the Company's operating results, announcements relating to strategic relationships or acquisitions, changes in earnings estimates by analysts, government regulatory actions, general conditions in the market for computer network services, overall market conditions and other factors may have a significant impact on the market price of the Common Stock. In addition, in recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock. Of the 17,689,728 shares of Common Stock outstanding as of November 27, 1998, 15,452,081 shares of Common Stock will be freely tradeable after this Offering without restriction in the public market, unless such shares are held by "affiliates" of the Company (as such term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act) or are otherwise subject to certain sale volume limitations and other restrictions under Rule 144. The remaining 2,237,647 shares will be "restricted securities" as such term is defined in Rule 144.

     In addition, the Company has registered on a Form S-8 Registration Statement an aggregate of 4,000,000 shares of Common Stock reserved for issuance under the DAOU Systems, Inc. 1996 Stock Option Plan, as amended, of which options to purchase a total of 3,324,650 shares were outstanding as of September 30, 1998. As of such date, an additional 112,240 shares of Common Stock were subject to other outstanding stock options.

     POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS. Certain provisions of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. For example, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Board of Directors of the Company (the "Board") may issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company's Certificate of Incorporation and Bylaws (i) provide for a classified board of directors, (ii) eliminate the right of stockholders to act by written consent without a meeting,
(iii) require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting, (iv) eliminate cumulative voting in the election of directors and (v) allow for the removal of directors only for cause and with a two-thirds vote of the Company's outstanding shares. All of the foregoing could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.

     ABSENCE OF DIVIDENDS. The Company has never declared nor paid cash dividends on its capital stock. The Company currently intends to retain any earnings for funding growth and, therefore, does not intend to pay any cash dividends in the foreseeable future.

                                    THE COMPANY

     DAOU provides integrated information technology ("IT") solutions and services to the United States healthcare industry. DAOU's capabilities range from initial strategic consulting to IT system design, implementation and long-term tactical support. DAOU's IT offerings include data, voice and video networking, applications consulting and implementation, as well as operational and Internet solutions. The Company's design services include an assessment of the customer's existing computer network system and the preparation of voice, video and data network specifications, technical design documentation and designs. DAOU's implementation services include the purchase, delivery and installation of enterprise-wide computer network systems. The Company's support and management services are typically provided under multi-year contracts and include remote and on-site network management services and information systems function outsourcing. DAOU offers a 24-hour technical support hotline available to customers seven days a week.

     The Company was incorporated in California on July 16, 1987 under the name DAOU Systems, Inc., and reincorporated in Delaware on November 15, 1996 through its merger into a newly formed Delaware corporation. The Company's principal executive offices are located at 5120 Shoreham Place, San Diego, California 92122; its telephone and facsimile numbers are (619) 452-2221 and
(619) 452-1338, respectively; its e-mail address is info@daou.com; and its URL is http://www.daou.com.


     For additional information relating to the Company's business, operations, properties and other matters, see the documents referred to above under "Incorporation of Certain Information by Reference."

                                  USE OF PROCEEDS

     The Shares are being offered hereby solely for the accounts of the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See "Selling Stockholders."

                                SELLING STOCKHOLDERS

     On June 25, 1998, the Company acquired 100% of the issued and outstanding shares of TMI and IHCS through the issuance of 1,078,963 and 224,668 shares of Common Stock, respectively, to the stockholders of TMI (the "TMI Stockholders"), and the stockholders of IHCS (the "IHCS Stockholders"). This acquisition was accomplished by means of a merger of TMI and IHCS with and into DAOU-TMI pursuant to the terms of (i) an

Agreement and Plan of Merger, dated as of June 16, 1998 (as amended, the "TMI Merger Agreement"), by and among the Company, DAOU-TMI, TMI and the TMI Stockholders and (ii) an Agreement and Plan of Merger, dated as of June 16, 1998 (as amended, the "IHCS Merger Agreement"), by and among the Company, DAOU-TMI, IHCS and the IHCS Stockholders. In connection with the Company's acquisition of TMI and IHCS, the TMI Merger Agreement and the IHCS Merger Agreement provided that the Company would register fifty (50%) of the shares of Common Stock issued to each of the TMI Stockholders and the IHCS Stockholders, respectively.

     On July 24, 1998, the Company acquired 100% of the issued and outstanding shares of RHI, HTR, URG, ISS and GIC through the issuance of 1,839,381, 275,662, 282,551, 308,583 and 223,645 shares of Common Stock, respectively, to the stockholders of RHI, HTR, URG, ISS and GIC (collectively, the "RHI Stockholders"), which companies had certain common stockholders. This acquisition was accomplished by means of a merger of RHI, HTR, URG, ISS and GIC with and into DAOU-RHI pursuant to the terms of an Agreement and Plan of Merger, dated as of June 26, 1998 (as amended, the "RHI Merger Agreement"), by and among the Company, DAOU-RHI, RHI, HTR, URG, ISS, GIC and the RHI Stockholders. In connection with the Company's acquisition of RHI, HTR, URG, ISS and GIC, the RHI Merger Agreement provided that the Company would register fifty percent (50%) of the shares of Common Stock issued to each of the RHI Stockholders, respectively.

     The TMI Stockholders, the IHCS Stockholders and the RHI Stockholders constitute all of the Selling Stockholders. DAOU has filed the Registration Statement of which this Prospectus forms a part (the "Registration Statement"), with respect to the sale by the Selling Stockholders of the Shares from time to time on Nasdaq or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which any of the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions or otherwise, as more fully described below under "Plan of Distribution."

     Pursuant to the TMI Merger Agreement and the IHCS Merger Agreement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective, until the earlier of such time as all of the securities covered by the Registration Statement have been sold pursuant thereto or the conclusion of the period of ten months immediately following the effective date of the Registration Statement (the "TMI/IHCS Effective Period"); provided, however, that in the event that the Company determines in good faith that, because (i) it has under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed or (ii) it is in the process of preparing for filing with the Commission a Current Report on Form 8-K or other form, the Registration Statement may contain a material misstatement or omission, the Company may cause the Registration Statement to not be used for an aggregate period not to exceed forty-five (45) days during the TMI/IHCS Effective Period.

     Pursuant to the RHI Merger Agreement, the Company has agreed to use its best efforts to keep the Registration Statement continuously effective, until the earlier of such time as all of the securities covered by the Registration Statement have been sold pursuant thereto or the conclusion of the period of two years immediately following the effective date of the Registration Statement (the "RHI Effective Period"); provided, however, that in the event that the Company determines in good faith that, because (i) it has under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed or (ii) it is in the process of preparing for filing with the Commission a Current Report on Form 8-K or other form, the Registration Statement may contain a material misstatement or omission, the Company may cause the Registration Statement to not be used for an aggregate period not to exceed forty-five (45) days during the RHI Effective Period.

     The table below sets forth certain information concerning the beneficial ownership of the Shares by each of the Selling Stockholders prior to this Offering and as adjusted to give effect to the sale of all of the Shares offered hereby, regardless of whether the Selling Stockholders have a present intent to sell. The Shares are being registered to permit public secondary trading of the Shares and the Selling Stockholders may offer the Shares from time to time. See "Plan of Distribution." Because the Selling Stockholders may offer all, some or none of their respective Shares, no definitive estimate as to the number of Shares that will be held by the Selling Stockholders after this Offering can be provided and the following table has been prepared on the assumption that all of the Shares offered under this Prospectus will be sold to unaffiliated parties.


                                         BENEFICIAL OWNERSHIP                                BENEFICIAL OWNERSHIP
                                        AT NOVEMBER 27, 1998(1)                             AFTER OFFERING(1)
                                      ---------------------------                           ----------------------
                                                                      NUMBER OF SHARES
                                        NUMBER OF     PERCENT           COVERED BY         NUMBER OF        PERCENT
      SELLING STOCKHOLDERS               SHARES      OF CLASS(2)       THIS PROSPECTUS     SHARES(3)      OF CLASS(2)
-------------------------------        ----------    -----------      ----------------   ------------  --------------
D. Parker Hinshaw                      1,103,032        6.2%                551,516          551,516       3.1%

Eileen M. Weldon                         885,519        5.0%                442,760          442,759       2.5%

Vincent K. Roach                         689,527(4)     3.9%                315,641       373,886(5)       2.1%

Kent L. Wall                             464,859        2.6%                232,430          232,429       1.3%

Larry W. Collins                         457,195        2.6%                228,598          228,597       1.3%

Daniel W. Murry                          123,433         *                   61,717           61,716        *

Carol R. Selvey                          113,020         *                   56,510           56,510        *

Darryl Bollinger                         110,265         *                   55,133           55,132        *

Charles G. Shelley, Jr.                  109,586         *                   54,793           54,793        *

Michael A. Weiher                         97,866(6)      *                   30,583           67,283(6)        *

Linda K. Gentry                           48,933(7)      *                   19,573           29,360(7)        *

Micheal D. Fisher                         48,934(8)      *                   14,680           34,254(8)        *

Jennifer Arthur                           27,772         *                   13,886           13,886        *

Mercedes McKenzie-Veal                    29,360(9)      *                    8,563           20,797(9)        *

Vincent K. Roach, as Limited              11,649         *                    5,825            5,824        *
Guardian for
Dov Zalman Sloman

Vincent K. Roach, as Limited              11,649         *                    5,825            5,824        *
Guardian for Jonathan Sloman

Vincent K. Roach, as Limited              11,649         *                    5,825            5,824        *
Guardian for
Adin Samuel Sloman

Vincent K. Roach, as Custodian            11,649         *                    5,825            5,824        *
for Abel E. Herrera, Jr.

Vincent K. Roach, as Custodian            11,649         *                    5,825            5,824        *
for Lisa Mendizabal

Gina M. Craig                              2,447         *                    1,224            1,223        *

__________________________

*    Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except pursuant to applicable community property laws, the Selling Stockholders have sole voting and investment power with respect to the respective Shares owned by them.

(2) Based upon 17,689,728 shares of Common Stock outstanding as of November 27, 1998.

(3) Assumes the sale of all of the Shares offered hereby to persons who are not affiliates of the Selling Stockholders.

(4) Includes 58,245 shares of Common Stock, of which 11,649 are owned by each of Dov Zalman Sloman, Jonathan Sloman, Adin Samuel Sloman, Abel E. Herrera, Jr. and Lisa Mendizabal. Mr. Roach may be deemed to beneficially own such shares in his capacity as Limited Guardian for Dov Zalman Sloman, Jonathan Sloman and Adin Samuel Sloman, and in his capacity as Custodian for Abel E. Herrera, Jr. and Lisa Mendizabal. Mr. Roach has exclusive power to vote and to dispose of such shares.

(5) Includes 29,120 shares of Common Stock, of which 5,824 are owned by each of Dov Zalman Sloman, Jonathan Sloman, Adin Samuel Sloman, Abel E. Herrera, Jr. and Lisa Mendizabal. Mr. Roach may be deemed to beneficially own such shares in his capacity as Limited Guardian for Dov Zalman Sloman, Jonathan Sloman and Adin Samuel Sloman, and in his capacity as Custodian for Abel E. Herrera, Jr. and Lisa Mendizabal. Mr. Roach has exclusive power to vote and to dispose of such shares.

(6) Includes 36,700 shares issuable under stock options, which are currently exercisable and expire on December 31, 1998.

(7) Includes 9,787 shares issuable under stock options, which are currently exercisable and expire on December 31, 1998.

(8) Includes 19,574 shares issuable under stock options, which are currently exercisable and expire on December 31, 1998.

(9) Includes 12,234 shares issuable under stock options, which are currently exercisable and expire on December 31, 1998.

                                PLAN OF DISTRIBUTION

     The Company is registering the Shares on behalf of the Selling Stockholders. As used herein, the "Selling Stockholders" include donees and pledgees selling any of the Shares received from a named Selling Stockholder after the date of this Prospectus. The Selling Stockholders have advised the Company that the Shares may be sold from time to time by the Selling Stockholders in transactions effected on Nasdaq or through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association, on which any of the Shares are then listed, admitted to unlisted trading privileges or included for quotation, in privately negotiated transactions, through put or call option transactions relating to the Shares, through short sales of Shares or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). To the extent required, the names of any underwriters, broker-dealers or agents and applicable commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a Prospectus Supplement. Sales of the Shares will only be made through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. The Company has not been advised of any definitive selling arrangement as of the date of this Prospectus between any of the Selling Stockholders and any underwriter, broker-dealer or agent. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of the Company's Common Stock in the course of hedging the positions that they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of Shares offered hereby, which Shares such broker-dealers or other financial institution may resell pursuant to this Prospectus (as supplemented to reflect such transactions).

     The Company has agreed to use its best efforts to keep the Registration Statement continuously effective (subject to the Company's right to require that the Selling Stockholders suspend their use of this Prospectus under certain circumstances), until the earlier of such time as all of the securities covered by the Registration Statement have been sold pursuant thereto or the conclusion of the TMI/IHCS Effective Period and the RHI Effective Period, respectively. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealer participating in any distribution of the Shares in connection with this Offering may be deemed to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a Prospectus Supplement, to any person who purchases and of the Shares from or through such broker-dealer. Any commissions received by such broker-dealers and any profit on the resale of the Shares sold by such broker-dealers while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company has agreed to pay all of the expenses incident to the registration of the Shares, except that the Selling Stockholders will pay the commissions and discounts of underwriters, broker-dealers or agents, if any, incurred in connection with the sale of the Shares. Each of the Company and the Selling Stockholders has agreed to indemnify the other against certain civil liabilities arising under the Securities Act or otherwise, or, to the extent that such indemnification is unavailable or insufficient, to contribute to the amount paid or payable in connection therewith. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     Upon DAOU's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon DAOU's being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this Prospectus will be filed.

     In accordance with applicable rules and regulations promulgated under the Exchange Act, any person engaged in the distribution of any of the Shares may not engage simultaneously in market activities with respect to any of the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholders.

                                   LEGAL MATTERS

     The validity of the securities offered in this Prospectus have been passed upon for the Company by Baker & McKenzie, San Diego, California.

                                      EXPERTS

The consolidated financial statements of DAOU Systems, Inc. appearing in DAOU Systems, Inc.'s Annual Report (Form 10-KSB/A)for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The supplemental consolidated financial statements of DAOU Systems, Inc. appearing in DAOU Systems, Inc.'s Current Report on Form 8-K dated November 24, 1998, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference elsewhere herein, which, as to the years 1997, 1996 and 1995, are based in part on the reports of Deloitte & Touche LLP, independent auditors, and PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements and the supplemental consolidated financial statements referred to above are incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
Available Information........................................      2
Incorporation of Certain Information by Reference............      2
Reference Data...............................................      3
Forward Looking Statements...................................      3
Summary......................................................      3
The Company..................................................      9
Use of Proceeds..............................................      9
Selling Stockholders.........................................      9
Plan of Distribution.........................................     13
Legal Matters................................................     14
Experts......................................................     14


                            2,116,732 SHARES


                                 [LOGO]



                               COMMON STOCK


                              --------------

                                PROSPECTUS

                              --------------


                             December 1, 1998

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated cumulative expenses of this Offering, all of which are to be paid by the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

                                                                                 AMOUNT
                                                                             -------------
          Registration Fee -- Securities and Exchange Commission (1)  . . .     $ 2,285

          Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . .       7,000

          Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . .      22,500

          Miscellaneous. . .  . . . . . . . . . . . . . . . . . . . . . . .       5,000
                                                                             -------------
               Total                                                            $36,785
                                                                             -------------
                                                                             -------------

___________________________

(1)  Registration fee paid upon the initial filing of this Registration
     Statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation is permitted to indemnify directors, officers, employees and other agents of the corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

     The Registrant's Certificate of Incorporation and Bylaws provide for the indemnification of directors and executive officers to the fullest extent permitted by the DGCL and authorize the indemnification by the Registrant of other officers, employees and other agents as set forth in the DGCL. The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws.

ITEM 16.  EXHIBITS.



EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
2.1(1)    --   Agreement and Plan of Merger, dated as of January 9, 1997, by and between the Registrant and DAOU Systems, Inc., a
               California corporation.

2.2(2)    --   Agreement and Plan of Merger, dated as of July 8, 1997, by and among the Registrant, DAOU-Integrex, Inc., a Delaware
               corporation and wholly-owned subsidiary of the Registrant,
               Integrex Systems Corporation, a Delaware corporation, and
               the stockholders of Integrex Systems Corporation.

2.3+,(3)  --   Agreement and Plan of Merger, dated as of September 25,
               1997, by and among the Registrant, DAOU On- Line, Inc., a
               Delaware corporation and wholly-owned subsidiary of the
               Registrant, On-Line Networking, Inc., a New Jersey
               corporation, and the stockholders of On-Line Networking,
               Inc.

2.4+,(4)  --   Agreement and Plan of Merger, dated as of March 27, 1998, by and among the Registrant, DAOU-Synexus, Inc., a Delaware
               corporation and wholly-owned subsidiary of the Registrant,
               Synexus Incorporated, a Pennsylvania corporation, and the
               stockholders of Synexus Incorporated.

2.5+,(4)  --   Agreement and Plan of Merger, dated as of March 30, 1998, by and among the Registrant, DAOU-Sentient, Inc., a Delaware
               corporation and wholly-owned subsidiary of the Registrant,
               Sentient Systems, Inc., a Maryland corporation, and the
               stockholders of Sentient Systems, Inc.

2.6+,(5)  --   Agreement and Plan of Merger, dated as of June 16, 1998, by and among the Registrant, DAOU-TMI, Inc., a Delaware
               corporation and wholly-owned subsidiary of the Registrant,
               Technology Management, Inc., an Indiana corporation, and the stockholders of Technology Management, Inc.

2.7+,(5)  --   Agreement and Plan of Merger, dated as of June 16, 1998, by and among the Registrant, DAOU-TMI, Inc., a Delaware
               corporation and wholly-owned subsidiary of the Registrant,
               International Health Care Systems, Inc., a Florida
               corporation, and the stockholders of International Health
               Care Systems, Inc.

2.8+,(6)  --   Agreement and Plan of Merger, dated as of June 26, 1998, by and among the Registrant, DAOU-RHI, Inc., a Delaware
               corporation and wholly-owned subsidiary of the Registrant,
               Resources in Healthcare Innovations, Inc., an Indiana
               corporation, Healthcare Transition Resources, Inc., an
               Indiana corporation, Ultitech Resources Group, Inc., an
               Indiana corporation, Innovative Systems Solutions, Inc., an
               Indiana corporation, Grand Isle Consulting, Inc., an Indiana corporation, and the stockholders of Resources in Healthcare
               Innovations, Inc., the stockholders of Healthcare Transition
               Resources, Inc., the stockholders of Ultitech Resources
               Group, Inc., the stockholders of Innovative Systems
               Solutions, Inc., and the stockholders of Grand Isle
               Consulting, Inc.

4.1(1)    --   Amended and Restated Certificate of Incorporation of the
               Registrant.

4.2(1)    --   Bylaws of the Registrant.

4.3(1)    --   Specimen stock certificate.

4.4(1)    --   Investors' Rights Agreement, dated October 26, 1995, between the Registrant and the parties named therein.

4.5(1)    --   Series A Preferred Stock Purchase Warrant No. 1, dated
               October 26, 1995, between the Registrant and Needham &
               Company, Inc.

4.6(1)    --   Series A Preferred Stock Purchase Warrant No. 2, dated
               October 26, 1995, between the Registrant and Needham Capital
               S.B.I.C., L.P.

5.1       --   Opinion of Baker & McKenzie as to the legality of the Common
               Stock of the Registrant.

23.1      --   Consent of Ernst & Young LLP, independent auditors

23.2      --   Consent of Deloitte & Touche LLP, independent auditors

23.3      --   Consent of PricewaterhouseCoopers LLP, independent accountants

                                      II-2

23.4      --   Consent of Baker & McKenzie (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement).

_____________________

+ Confidential treatment has been granted with respect to certain portions of this exhibit.

(1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Registration Statement on Form SB-2, File No. 333-18155, declared effective by the Commission on February 12, 1997.

(2) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on July 18, 1997.

(3) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on October 29, 1997.

(4) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on April 14, 1998.

(5) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on July 10, 1998.

(6) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on August 7, 1998.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 1, 1998.

                                      DAOU SYSTEMS, INC.

                                      By:  /s/ DANIEL J. DAOU
                                           --------------------------------
                                           Daniel J. Daou, President

                                 POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Daniel J. Daou, Georges J. Daou and Fred C. McGee, and each and either of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including, without limitation, post-effective amendments and amendments thereto) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURE                        TITLE                                                DATE
             ---------                        -----                                                ----


   /s/ GEORGES J. DAOU
----------------------------   Chief Executive Officer and Chairman of the Board             December 1, 1998
     Georges J. Daou           of Directors (Principal Executive Officer)



   /s/ DANIEL J. DAOU
----------------------------   President and Director                                        December 1, 1998
      Daniel J. Daou


     /s/ FRED C. MCGEE         Executive Vice President, Chief Financial Officer             December 1, 1998
----------------------------   and Secretary (Principal Financial and Accounting
        Fred C. McGee          Officer)


    /s/ LARRY D. GRANDIA
----------------------------   Director                                                      December 1, 1998
       Larry D. Grandia


    /s/ RICHARD B. JAFFE
----------------------------   Director                                                      December 1, 1998
      Richard B. Jaffe


     /s/ DAVID W. JAHNS
----------------------------   Director                                                      December 1, 1998
       David W. Jahns

----------------------------   Director                                                      December 1, 1998
       John H. Moragne


                                 INDEX TO EXHIBITS


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
2.1(1)    --    Agreement and Plan of Merger, dated as of January 9, 1997, by and between the Registrant and DAOU Systems, Inc., a
                California corporation.


2.2(2)    --    Agreement and Plan of Merger, dated as of July 8, 1997, by and among the Registrant, DAOU-Integrex, Inc., a Delaware
                corporation and wholly-owned subsidiary of the Registrant,
                Integrex Systems Corporation, a Delaware corporation, and
                the stockholders of Integrex Systems Corporation.

2.3+,(3)  --    Agreement and Plan of Merger, dated as of September 25,
                1997, by and among the Registrant, DAOU On- Line, Inc., a
                Delaware corporation and wholly-owned subsidiary of the
                Registrant, On-Line Networking, Inc., a New Jersey
                corporation, and the stockholders of On-Line Networking,
                Inc.

2.4+,(4)  --    Agreement and Plan of Merger, dated as of March 27, 1998,
                by and among the Registrant, DAOU-Synexus, Inc., a
                Delaware corporation and wholly-owned subsidiary of the
                Registrant, Synexus Incorporated, a Pennsylvania
                corporation, and the stockholders of Synexus Incorporated.

2.5+,(4)  --    Agreement and Plan of Merger, dated as of March 30, 1998,
                by and among the Registrant, DAOU-Sentient, Inc., a
                Delaware corporation and wholly-owned subsidiary of the
                Registrant, Sentient Systems, Inc., a Maryland
                corporation, and the stockholders of Sentient Systems,
                Inc.

2.6+,(5)  --    Agreement and Plan of Merger, dated as of June 16, 1998,
                by and among the Registrant, DAOU-TMI, Inc., a Delaware
                corporation and wholly-owned subsidiary of the Registrant,
                Technology Management, Inc., an Indiana corporation, and
                the stockholders of Technology Management, Inc.

2.7+,(5)  --    Agreement and Plan of Merger, dated as of June 16, 1998,
                by and among the Registrant, DAOU-TMI, Inc., a Delaware
                corporation and wholly-owned subsidiary of the Registrant,
                International Health Care Systems, Inc., a Florida
                corporation, and the stockholders of International Health
                Care Systems, Inc.

2.8+,(6)  --    Agreement and Plan of Merger, dated as of June 26, 1998,
                by and among the Registrant, DAOU-RHI, Inc., a Delaware
                corporation and wholly-owned subsidiary of the Registrant,
                Resources in Healthcare Innovations, Inc., an Indiana
                corporation, Healthcare Transition Resources, Inc., an
                Indiana corporation, Ultitech Resources Group, Inc., an
                Indiana corporation, Innovative Systems Solutions, Inc.,
                an Indiana corporation, Grand Isle Consulting, Inc., an
                Indiana corporation, and the stockholders of Resources in
                Healthcare Innovations, Inc., the stockholders of
                Healthcare Transition Resources, Inc., the stockholders of
                Ultitech Resources Group, Inc., the stockholders of
                Innovative Systems Solutions, Inc., and the stockholders
                of Grand Isle Consulting, Inc.

4.1(1)    --    Amended and Restated Certificate of Incorporation of the
                Registrant.

4.2(1)    --    Bylaws of the Registrant.

4.3(1)    --    Specimen stock certificate.

4.4(1)    --    Investors' Rights Agreement, dated October 26, 1995,
                between the Registrant and the parties named therein.

4.5(1)    --    Series A Preferred Stock Purchase Warrant No. 1, dated
                October 26, 1995, between the Registrant and Needham &
                Company, Inc.

4.6(1)    --    Series A Preferred Stock Purchase Warrant No. 2, dated
                October 26, 1995, between the Registrant and Needham
                Capital S.B.I.C., L.P.

5.1       --    Opinion of Baker & McKenzie as to the legality of the
                Common Stock of the Registrant.

23.1      --    Consent of Ernst & Young LLP, independent auditors

23.2      --    Consent of Deloitte & Touche LLP, independent auditors

23.3      --    Consent of PricewaterhouseCoopers LLP, independent accountants

23.4      --    Consent of Baker & McKenzie (included in Exhibit 5.1)

24.1 Power of Attorney (included on the signature page of this Registration Statement).

___________________________

+ Confidential treatment has been granted with respect to certain portions of this exhibit.

(1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's Registration Statement on Form SB-2, File No. 333-18155, declared effective by the Commission on February 12, 1997.

(2) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on July 18, 1997.

(3) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on October 29, 1997.

(4) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on April 14, 1998.

(5) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on July 10, 1998.

(6) Incorporated by reference to the exhibit filed in connection with the Registrant's Current Report on Form 8-K filed with the Commission on August 7, 1998.